Exhibit 99.h.viii

EXPENSE LIMITATION AGREEMENT

FOR

FQF TRUST

AND ITS SEPARATE SERIES

QuantShares U.S. MARKET NEUTRAL Momentum Fund

quantshares U.S. Market neutral value fund

quantshares u.s. market neutral size fund

quantshares u.s. market neutral anti-beta fund

QUANTSHARES HEDGED DIVIDEND INCOME FUND

QUANTSHARES EQUAL WEIGHTED VALUE FACTOR FUND

QUANTSHARES EQUAL WEIGHTED LOW BETA FACTOR FUND

QUANTSHARES EQUAL WEIGHTED HIGH MOMENTUM FACTOR FUND

60 State Street, Suite 771

Boston, MA 02109

November 13, 2015

Board of Trustees of FQF Trust

c/o FFCM LLC

60 State Street, Suite 771

Boston, MA 02109

Dear Board of Trustees of FQF Trust:

Each of the above-named funds (the “Funds”) is a series of FQF Trust, a Delaware statutory trust (“Trust”).

We hereby agree until the date noted on Schedule A (“Limitation Period”), to waive current payment of fees and/or reimburse expenses of the Funds (excluding interest, taxes, brokerage commissions and other expenses that are capitalized in accordance with generally accepted accounting principles, dividend, interest and brokerage expenses for short positions, acquired fund fees and expenses, and extraordinary expenses of the Fund), so that the net annual fund operating expenses (“Operating Expenses”) of each Fund are limited to the rate per annum, as noted on Schedule A, of the Fund’s average daily net assets (“Expense Limitation”).

Each Fund agrees to repay us for any fees forgone by us under the Expense Limitation or any Operating Expenses we reimburse in excess of the Expense Limitation, provided the repayments do not cause that Fund’s total operating expenses (exclusive of interest, taxes, brokerage commissions and other expenses that are capitalized in accordance with generally accepted accounting principles, dividend, interest and brokerage expenses for short positions, acquired fund fees and expenses, and extraordinary expenses of the Fund) to exceed the respective annual rate of average daily net assets, as noted on Schedule A, and the repayments are made within three years of the date that they are incurred.

We understand that we shall look only to the assets attributable to the respective Fund for performance of this agreement and for payment of any claim we may have hereunder, and neither any other series of the Trust, nor any of the Trust’s trustees, officers, employees, agents, or shareholders, whether past, present or future, shall be personally liable therefor.

This agreement is made and to be performed principally in the Commonwealth of Massachusetts, and except insofar as the Investment Company Act of 1940, as amended, or other federal laws and regulations may be controlling, this agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware. Any amendment to this agreement shall be in writing signed by the parties hereto.

This undertaking will continue in effect with respect to each Fund until at least the dates set forth in Schedule A and, except as provided below, thereafter may only be terminated or amended upon the approval of the Board of Trustees of FQF Trust. This undertaking will automatically terminate if the Adviser’s Investment Advisory Agreement with the Fund terminates, provided, however, that a termination of an interim Investment Advisory Agreement with respect to a Fund that is caused by shareholder approval of a new Investment Advisory Agreement for the Fund with the Adviser shall not be deemed to constitute a termination for purposes hereof.

Very truly yours,

FFCM LLC

By:	/s/William Carey

Name: William Carey
Title: Chief Executive Officer

AGF Management Limited

By:	/s/Mark Adams

Name:  Mark Adams

Title:    Senior Vice-President

General Counsel & Corporate Secretary

By:	/s/Robert J. Bogart

Name: Robert J. Bogart

Title: Executive Vice-President & Chief Financial Officer

SCHEDULE A

Fund	Limitation Period	Expense Limitation

QuantShares U.S. Market Neutral Momentum Fund	November 13, 2017	1.49%
QuantShares U.S. Market Neutral Value Fund	November 13, 2017	1.49%
QuantShares U.S. Market Neutral Size Fund	November 13, 2017	1.49%
QuantShares U.S. Market Neutral Anti-Beta Fund	November 13, 2017	1.49%
QuantShares Hedged Dividend Income Fund	November 13, 2017	0.99%
QuantShares Equal Weighted Value Factor Fund	November 13, 2017	0.65%
QuantShares Equal Weighted Low Beta Factor Fund	November 13, 2017	0.65%
QuantShares Equal Weighted High Momentum Factor Fund	November 13, 2017	0.65%